Exhibit 5

June 18, 2020

Eastern Bankshares, Inc.

265 Franklin Street

Boston, Massachusetts 02110

Re:	Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering by Eastern Bankshares, Inc., a Massachusetts corporation (the “Company”), of up to 201,681,250 shares of common stock, $0.01 par value per share (the “Company Shares”), which offering is described in the Plan of Conversion of Eastern Bank Corporation, adopted June 12, 2020 (the “Plan of Conversion”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Massachusetts Business Corporation Act (which includes reported judicial decisions interpreting the Massachusetts Business Corporation Act).

Based on the foregoing, we are of the opinion that upon the filing of the Amended and Restated Articles of Organization in the form filed as Exhibit 3.1 to the Registration Statement, the Company Shares will be duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan of Conversion, the Company Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Nutter McClennen & Fish LLP

NUTTER MCCLENNEN & FISH LLP